EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Quarter Ended December 28, 2019

CONCORD, Mass., Feb. 07, 2020 (GLOBE NEWSWIRE) -- Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the first quarter of its 2020 fiscal year. For the quarter ended December 28, 2019, the Company reported a net loss of $(480,000), or $(0.26) per share, on revenue of $666,000, compared to a net loss of $(248,000), or $(0.13) per share, on revenue of $1,112,000 for the quarter ended December 29, 2018.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, “During the Company’s first fiscal quarter of 2020, we did not achieve our desired financial performance. Several international opportunities have made significant progress but have not yet closed due to delays in the procurement process. We expect the procurement process for these orders will be completed over the next three to six months.”

He continued, “Offering high-end custom cryptographic services and solutions is an established market niche for the Company and we believe an important competitive differentiator. In fiscal 2020, the company expects that custom TCC equipment and services will continue to provide recurring revenue opportunities within its established government systems product line; such equipment sales have historically consisted primarily of our DSP 9000/HSE 6000 radio encryption and digital encryption CX7211 products, along with custom solution engineering services.”

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 28, 2019 and the “Risk Factors” section included therein.

Technical Communications Corporation

Condensed consolidated statements of operations

	Quarter Ended
	12/28/2019	12/29/2018
	(Unaudited)	(Unaudited)
Net revenue	$666,000	$1,112 ,000
Gross profit	309,000	399,000
S, G & A expense	583,000	545,000
Product development costs	205,000	107,000
Operating loss	(480,000)	(253,000)
Net loss	(480,000)	(248,000)
Net loss per share:
Basic	$(0.26)	$(0.13)
Diluted	$(0.26)	$(0.13)

Condensed consolidated balance sheets
	12/28/2019	09/28/2019
	(Unaudited)	(derived from audited financial statements)
Cash and cash equivalents	$748,000	$1,593,000
Accounts receivable - trade	270,000	126,000
Inventory	1,028,000	1,042,000
Other current assets	100,000	118,000
Total current assets	2,146,000	2,879,000

Property and equipment, net	32,000	38,000
Right-of-use asset	669,000	-

Total assets	$2,847,000	$2,917,000

Current operating lease liability	$148,000	$-
Accounts payable	95,000	355,000
Accrued expenses and other current liabilities	331,000	342,000
Total current liabilities	574,000	697,000

Long term operating lease liability	521,000	-

Total liabilities	1,095,000	697,000
Total stockholders’ equity	1,752,000	2,220,000
Total liabilities and stockholders’ equity	$2,847,000	$2,917,000

Michael P. Malone
Chief Financial Officer
(978) 287-5100
www.tccsecure.com